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                         Commercial Sub-Lease Agreement

     The current Sub Lessor (Westland Network) and (PI Graphix) as Sub Lessee agree as follows:

1) Property: Sub Lessor hereby agrees to sublease to Pi Graphix the office space and its contents described as: 801 Ocean Front Walk, Suite 201, Venice, CA 90291 (the "Premises").

2) Term: The term begins on December 3, 1998, as a month-to-month agreement in which either party may terminate with a 30-day written notice. All other terms and conditions of this agreement shall remain in full force and effect.

3) Rent: Sub Lessee agrees top attorney the rent at the rate of $700 per month for the term of this agreement. Rent is payable in advance on the 3rd of each calendar month, and is delinquent on the next day. Rent shall be paid to Westland Network at 13428 Maxella Avenue, Suite 108, Marina Del Rey, CA 90292.

4) Late charges/NSF Checks: Sub Lessee acknowledges that either late payment of rent or a non-sufficient funds check may cause Sub Lessor to incur costs. If any installment of rent due from Sub Lessee is not received by Sub Lessor within five business days after the due date, or if a check is returned NSF, Sub Lessee shall attorney to Sub Lessor an additional sum of 5 percent of the rent as a late charge and $25.00 as a NSF fee.

5) Insurance: Sub Lessee's personal property is not insured by Sub Lessor. Sub Lessee is to carry its own insurance.

6) Utilities: Sub Lessee is to pay for its own phones and any installation costs.

7) Occupants: Both parties shall have full access to the premises at all times. Westland Network will maintain control of the master lease. Westland Network owns and maintains certain office equipment, computer hardware, furniture and other personal effects identified in an inventory list to be supplied. These items are for the sole use of Westland Network and are excluded from the Sub-Lease and use by Pi Graphix and its employees.

8) Parking: Sub Lessee shall be responsible for arranging its own parking accommodations. Electricity and water are included.

9) Maintenance: Sub Lessee shall properly use the premises, furniture and all fixtures. Sub Lessee shall immediately notify Sub Lessor of any problem or damage. Sub Lessee shall pay for all repairs and replacements caused by damage or abuse by Sub Lessee, or guest of Sub Lessee, excluding ordinary wear and tear.

10) Alterations: Sub Lessee shall not make any alterations in or about the premises without Sub Lessor's prior consent, including painting, adding or changing locks, displays, etc.

11) Entire Contract: Time is of the essence. All prior agreements between Sub Lessor and Sub Lessee are incorporated in this agreement which constitutes the entire contract.

             PI GRAPHIX, INC.

Sub Lessee:  By: LAWRENCE WEISDORN                   Date:  12/3/98
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                 Its Pres.

             PI GRAPHIX, INC.

Sub Lessee:  By: ROBERT J. GRANT                     Date:  12/3/98
                 --------------------------------           -------------------
             Chief Financial Officer

Sub Lessor:  DONALD WESTLAND                         Date:  12/3/98
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